News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 23, 2020 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2020.

The Company reported net income of $509,000, or $0.09 per share, for the three months ended June 30, 2020, compared to net income of $726,000, or $0.12 per share, for the three months ended June 30, 2019.

Net income for the nine months ended June 30, 2020 was $1.4 million, or $0.24 per share, compared to net income of $2.2 million, or $0.37 per share, for the nine months ended June 30, 2019.

“The Coronavirus pandemic is arguably the most challenging time period Magyar has faced in its near 100 year history, and, as we have done in prior times of crisis, Magyar Bank has been at the forefront in assisting our customers and the community in navigating these unchartered waters”, stated John Fitzgerald, President and CEO.

Mr. Fitzgerald continued, “The Bank provided over 300 businesses with loans through the Small Business Administration’s Paycheck Protection Program, and, since the start of the crisis, we have offered loan deferrals to borrowers who are facing financial difficulty due to the pandemic. While economic headwinds weighed on our net income for the quarter, specifically, an increase in loan loss provisions to account for the uncertainty in our economy, we have been able to navigate the crisis well having been in a position of strength when it started. With a strong liquidity position and prudent management of our balance sheet, Magyar is prepared to adapt to the changeable conditions that we expect through the rest of our fiscal and calendar years.”

Coronavirus/COVID-19

The extraordinary impact of the Coronavirus/COVID-19 (“COVID-19”) has created an unprecedented environment for consumers and businesses alike. To protect its employees and customers from potential exposure to the virus, all Magyar Bank lobbies were closed from March 20th through June 8th. During that period the Bank continued to serve its community through its drive-up lanes, online banking, mobile services, and ATMs. Operational staff worked on a rotational basis and between their primary offices and our disaster recovery location to limit their potential exposure to COVID-19 and to continue providing banking services to our customers.

The Bank continues to offer loan payment deferrals to borrowers unable to pay due to the effects of COVID-19. Deferral requests are considered on a case-by-case basis and are initially approved for a 3 month period for principal and interest payments or for interest only payments depending on the borrower’s circumstances. An additional 3 month period is available for businesses that remain unable to operate due to COVID-19 after the initial 3 month deferral period. As of June 30, 2020, we had modified 268 loans aggregating $158.5 million, for the deferral of principal and/or interest payments. There were 139 commercial real estate loans totaling $113.3 million, 92 One- to four-family residential real estate loans totaling $24.2 million, 8 home equity lines of credit loans totaling $12.8 million, 25 commercial business loans totaling $5.6 million, and 4 construction loans totaling $2.6 million.

The Bank continues to participate in the Paycheck Protection Program (“PPP”), which was designed by the U.S. Treasury to provide liquidity using the SBA’s platform to small businesses and self-employed individuals to maintain their staff and operations through the pandemic. This liquidity is in the form of a loan, 100% guaranteed by the SBA, that is forgivable provided the funds are used on qualifying payroll costs, and to a lesser extent, rent, utilities and interest on qualifying mortgage payments. The loans bear a fixed rate of 1.0% and loan payments are deferred for the first 6 months. The Company funded 341 loans totaling $55.9 million through June 30, 2020 for which it received $2.0 million in origination fees from the SBA. These fees will be amortized over the expected life of the loans, which ranges from two to five years. The program is set to expire when funds are exhausted or August 8, 2020, whichever occurs first. Due to the administrative efforts of the PPP loans and the overall economic impact from COVID-19, non-PPP loan growth may be slower for the remainder of the year.

The health of the banking industry is highly correlated with that of the economy. The effective closure of local and national economies increases the likelihood of recession, which typically results in an increased level of credit losses. Accordingly, our provisions for loan loss increased this quarter and will be closely monitored throughout the pandemic. Concerns over COVID-19 led to historically low long-term interest rates while the Federal Reserve cut its overnight target range by 150 basis points in March to 0-0.25%. While the Bank’s money market deposits provided an offset to the reduction in Prime-based loans, we expect the refinance and modification of longer-term loans to negatively impact margins during the remainder of the Company’s year.

On April 9, 2020 the Board of Governors of the Federal Reserve announced the Paycheck Protection Program Lending Facility (“PPPLF”), authorized under section 13(3) of the Federal Reserve Act, to facilitate lending by eligible financial institutions to small businesses under the Paycheck Protection Program of the CARES Act. Under the PPPLF, the Federal Reserve Bank of New York provides advances with a fixed interest rate of 0.35% to Magyar Bank on a non-recourse basis, taking PPP loans as collateral.

Under section 1102 of the CARES Act, a PPP Loan is assigned a risk weight of zero percent under the risk-based capital rules of the federal banking agencies. On April 9, 2020, the Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued an interim final rule to allow banking organizations to neutralize the effect of PPP loans financed under the PPPLF on Tier 1 leverage capital ratios. At June 30, 2020, the Bank had borrowed $36.9 million in PPPLF advances from the Federal Reserve, pledging an equal amount of PPP loans as collateral.

Results from Operations for the Three Months Ended June 30, 2020

Net income decreased $217,000, or 29.9% to $509,000 for the three-month period ended June 30, 2020 compared with the three-month period ended June 30, 2019. Higher provisions for loan loss and non-interest expenses more than offset higher net interest and dividend income.

Net interest and dividend income increased $346,000, or 6.6%, to $5.6 million for the three months ended June 30, 2020 from $5.2 million for the three months ended June 30, 2019. The Company’s net interest margin decreased by 23 basis points to 3.26% for the quarter ended June 30, 2020 compared to 3.49% for the quarter ended June 30, 2019. The yield on interest-earning assets decreased 65 basis points to 3.97% for the three months ended June 30, 2020 from 4.62% for the three months ended June 30, 2019 due to the lower market interest rate environment and the $55.9 million in PPP loans earning 1.0%.

Yields on loans receivable averaging $591.8 million dropped 54 basis points to 4.40% for the three months ended June 30, 2020 compared with $523.1 million yielding 4.94% for the three months ended June 30, 2019. Securities and interest-earning deposits averaged $92.4 million with a yield of 1.14% for the three months ended June 30, 2020, reflecting an increase of $17.9 million, or 24.1% from $74.5 million with a yield of 2.33% for the three months ended June 30, 2019. Lower market interest rates and originations of PPP loans accounted for the overall decline in asset yields.

The cost of interest-bearing liabilities decreased 50 basis points to 0.97% for the three months ended June 30, 2020 from 1.47% for the three months ended June 30, 2019. This was attributable to a 48 basis point decline in the cost of interest-bearing deposits to 0.92% and an 85 basis point reduction in the cost of borrowings to 1.45%. In addition, the average balance of noninterest-bearing liabilities increased $46.3 million to $175.9 million between the two periods. Lower interest rates on money market and savings accounts contributed to the lower average cost of interest-bearing deposits while PPPLF advances contributed to the lower average cost of borrowings.

The provision for loan losses was $438,000 for the three months ended June 30, 2020 compared to $194,000 for the three months ended June 30, 2019. Several loss factors used to determine the appropriate level of the allowance for loan loss were increased during the quarter due to the ongoing COVID-19 pandemic. During the quarter there was one charge-off totaling $65,000 and three recoveries totaling $102,000 from non-performing loans previously charged-offs.

Non-interest income decreased $48,000, or 11.4%, to $374,000 during the three months ended June 30, 2020 compared to $422,000 for the three months ended June 30, 2019. The decrease was attributable to lower service charges, which decreased $64,000 from the prior year period, due to lower retail fees resulting from the COVID-19 pandemic.

During the three months ended June 30, 2020, non-interest expenses increased $358,000, or 8.1%, to $4.8 million compared with the three months ended June 30, 2019. OREO expenses increased $323,000 to $335,000 due to $311,000 in valuation allowances recorded during the quarter. Legal fees for the collection and foreclosure of collateral securing non-performing loans accounted for a $154,000 increase in professional fee expenses. Offsetting these higher expenses were lower compensation and benefit expenses, which decreased $43,000, or 1.7%, and lower other expenses, which decreased $99,000, or 23.0%, due to the ongoing effects of the COVID-19 pandemic.

The Company recorded tax expense of $214,000 for the three months ended June 30, 2020, compared with $301,000 for the three months ended June 30, 2019. The decrease was the result of lower income from operations. The effective tax rate for the three months ended June 30, 2020 was 29.6% compared with 29.3% for the three months ended June 30, 2019.

Results from Operations for the Nine Months Ended June 30, 2020

Net income decreased $811,000, or 37.2%, to $1.4 million during the nine-month period ended June 30, 2020 from $2.2 million for the nine-month period ended June 30, 2019 due to higher provisions for loan loss and non-interest expenses, which more than offset higher net interest and dividend income between periods.

A $44.4 million increase in the average net interest-earning assets more than offset a 23 basis point decline in the Company’s net interest margin to 3.26% for the three months ended June 30, 2020 compared to 3.49% for the three months ended June 30, 2019. The lower net interest margin reflected the lower market interest rate environment and the origination of $55.9 million in PPP loans earning 1.0% during the three months ended June 30, 2020.

Yields on loans receivable averaging $548.5 million dropped 24 basis points to 4.64% for the nine months ended June 30, 2020 compared with $515.1 million yielding 4.88% for the nine months ended June 30, 2019. Securities and interest-earning deposits averaged $76.8 million with a yield of 1.63% for the nine months ended June 30, 2020, reflecting a decline of $9.0 million, or 10.5% from $85.8 million with a yield of 2.29% for the nine months ended June 30, 2019. The Company used cash flows from its securities and interest-bearing deposits to fund higher yielding loans between the two periods, although lower market interest rates and the PPP loans accounted for the overall decline in asset yields.

The cost of interest-bearing liabilities decreased 18 basis points to 1.24% for the nine months ended June 30, 2020 from 1.42% for the nine months ended June 30, 2019. This was attributable to an 18 basis point decline in the cost of interest-bearing deposits to 1.18% and a 33 basis point reduction in the cost of borrowings to 1.90%. In addition, the average balance of noninterest-bearing liabilities increased $19.1 million to $141.1 million between the two periods. Lower interest rates on money market and savings accounts contributed to the lower cost of interest-bearing deposits.

The provision for loan losses was $1.1 million for the nine months ended June 30, 2020 compared to $501,000 for the nine months ended June 30, 2019. Several loss factors used to determine the appropriate level of the allowance for loan loss were increased during the nine months ended June 30, 2020 due to the ongoing COVID-19 pandemic. The allowance for loan loss was also increased by $108,000 in loan recoveries, partially offset by $65,000 in loan charge-offs, during the period.

Non-interest income decreased $263,000, or 18.6%, to $1.2 million for the nine months ended June 30, 2020 compared to the prior year period. The decrease was attributable to lower service charges, which decreased $203,000 from the prior year period, due to lower retail and loan fees resulting from the COVID-19 pandemic.

During the nine months ended June 30, 2020, non-interest expenses increased $667,000, or 5.1%, to $13.9 million compared with the nine months ended June 30, 2019. Legal fees for the collection and foreclosure of collateral securing non-performing loans accounted for a $363,000 increase in professional fee expenses while OREO expenses increased $194,000 to $467,000 due to higher valuation allowances. Compensation and benefit expense increased $168,000, or 2.2%, from the prior year period due the addition of compliance positions as well as annual merit increases for employees. Offsetting these higher expenses were lower other expenses, which decreased $105,000, or 8.7%, due to the ongoing effects of the COVID-19 pandemic.

The Company recorded tax expense of $572,000 for the nine months ended June 30, 2020, compared with $905,000 for the nine months ended June 30, 2019. The decrease was the result of lower income from operations. The effective tax rate for the nine months ended June 30, 2020 was 29.5% compared with 29.4% for the nine months ended June 30, 2019.

Balance Sheet Comparison

Total assets increased $128.1 million, or 20.3%, to $758.4 million during the nine months ended June 30, 2020 from $630.3 million at September 30, 2019 due to increases in total loans receivable and interest-earning deposits with banks.

Cash and interest bearing deposits with banks increased $40.5 million, or 188.8%, to $62.0 million at June 30, 2020 from $21.5 million at September 30, 2019 as deposit inflows outpaced loan originations. Interest bearing deposits increased $32.8 million during the June 30, 2020 quarter reflecting higher commercial and consumer deposit balances.

Total loans receivable increased $89.5 million, or 17.1%, during the nine months ended June 30, 2020 to $612.5 million and were comprised of $249.2 million (40.7%) commercial real estate loans, $213.4 million (34.8%) one-to-four family residential mortgage loans, $101.1 million (16.5%) commercial business loans, $23.4 million (3.8%) construction loans, $20.8 million (3.4%) home equity lines of credit and $4.6 million (0.8%) other loans. The commercial business loans included $55.9 million in PPP loans originated during the June 30, 2020 quarter.

Total non-performing loans decreased $215,000 to $8.9 million during the three months ended June 30, 2020 due to payments totaling $150,000 and one $65,000 charge-off. Total non-performing loans increased $2.0 million from $6.9 million at September 30, 2019. Based on updated appraisals of the real estate securing the loans, management believes the new non-performing loans are adequately secured by real estate. The ratio of non-performing loans to total loans increased to 1.45% at June 30, 2020 from 1.32% at September 30, 2019.

During the nine months ended June 30, 2020, the allowance for loan losses increased $1.1 million to $6.0 million. Several loss factors used to determine the appropriate level of the allowance for loan loss were increased during the nine months ended June 30, 2020 due to the ongoing COVID-19 pandemic. The allowance for loan losses as a percentage of non-performing loans decreased to 67.4% at June 30, 2020 compared with 70.9% at September 30, 2019. At June 30, 2020 the Company’s allowance for loan losses as a percentage of total loans was 0.98% compared with 0.93% at September 30, 2019. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $1.8 million to $44.4 million at June 30, 2020 from $46.2 million at September 30, 2019. The Company purchased $15.3 million of U.S. Government-sponsored enterprise obligations, sold securities totaling $6.1 million, received calls and principal repayments totaling $11.1 million, and experienced an increase of $83,000 in the mark-to-market value of its available-for-sale investment securities.

OREO decreased $1.3 million to $6.2 million at June 30, 2020 from $7.5 million at September 30, 2019. The decrease was due to the sale of four properties totaling $1.0 million and valuation allowances totaling $371,000 based on updated appraisals or executed contracts of sale. The four properties sold were each sold above carrying value for a total gain of $34,000.

Total deposits increased $93.7 million, or 17.7%, to $623.8 million during the nine months ended June 30, 2020. The increase in deposits occurred in non-interest bearing checking accounts, which increased $53.5 million, or 50.3%, to $159.9 million, in certificates of deposit (including individual retirement accounts), which increased $12.7 million, or 10.9%, to $129.4 million, in interest-bearing checking accounts, which increased $12.5 million, or 26.0%, to $60.7 million, in money market accounts, which increased $9.9 million, or 5.3%, to $198.1 million, and in savings accounts, which increased $5.1 million, or 7.2%, to $75.7 million.

The Bank experienced a $62.9 million increase in deposits during the three months ended June 30, 2020. Commercial and consumer deposit inflows were extraordinarily higher from PPP loan disbursements, the government stimulus programs, lower spending and customers’ preferences for liquidity during the ongoing COVID-19 pandemic.

Included with the total deposits were brokered certificates of deposit totaling $9.4 million at June 30, 2020 and $6.9 million at September 30, 2019.

Borrowings increased $30.7 million, or 85.0%, to $66.9 million at June 30, 2020 from $36.2 million at September 30, 2019. The Bank borrowed $36.9 million in PPPLF advances from the Federal Reserve Bank during the three months ended June 30, 2020 to offset the liquidity and capital impacts of the PPP loans. Federal Home Loan Bank of New York advances decreased $6.2 million to $30.0 million at June 30, 2020 from $36.2 million at September 30, 2019 as deposit inflows were used to repay maturing long-term advances.

During the nine months ended June 30, 2020, the Company repurchased 10,000 shares at an average price of $9.03. Through June 30, 2020, the Company had repurchased 91,000 shares at an average price of $8.41 pursuant to the Company’s stock repurchase plan, which has reduced outstanding shares to 5,810,746.

The Company’s book value per share increased to $9.65 at June 30, 2020 from $9.39 at September 30, 2019. The increase was due to the Company’s results of operations for the nine months ended June 30, 2020 and stock repurchases.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Income Statement Data:
Interest and dividend income	$6,790	$6,906	$20,161	$20,374
Interest expense	1,220	1,682	4,430	4,997
Net interest and dividend income	5,570	5,224	15,731	15,377
Provision for loan losses	438	194	1,069	501
Net interest and dividend income after
provision for loan losses	5,132	5,030	14,662	14,876
Non-interest income	374	422	1,151	1,414
Non-interest expense	4,783	4,425	13,874	13,207
Income before income tax expense	723	1,027	1,939	3,083
Income tax expense	214	301	572	905
Net income	$509	$726	$1,367	$2,178

Per Share Data:
Basic earnings per share	$0.09	$0.12	$0.24	$0.37
Diluted earnings per share	$0.09	$0.12	$0.24	$0.37
Book value per share, at period end	$9.65	$9.32	$9.65	$9.32

Selected Ratios (annualized):
Return on average assets	0.28%	0.45%	0.27%	0.45%
Return on average equity	3.69%	5.52%	3.25%	5.40%
Net interest margin	3.26%	3.49%	3.34%	3.41%

	June 30,	September 30,
	2020	2019
Balance Sheet Data:
Assets	$758,412	$630,328
Total loans receivable	612,469	523,001
Allowance for loan losses	6,000	4,888
Investment securities - available for sale, at fair value	16,340	16,703
Investment securities - held to maturity, at cost	28,070	29,481
Deposits	623,789	530,075
Borrowings	66,941	36,189
Shareholders' Equity	56,089	54,651

Asset Quality Data:
Non-performing loans	$8,904	$6,894
Other real estate owned	6,169	7,528
Total non-performing assets	15,073	14,422
Allowance for loan losses to non-performing loans	67.39%	70.90%
Allowance for loan losses to total loans receivable	0.98%	0.93%
Non-performing loans to total loans receivable	1.45%	1.32%
Non-performing assets to total assets	1.99%	2.29%
Non-performing assets to total equity	26.87%	26.39%